Exhibit 23.0

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Planar Systems, Inc. and subsidiaries:

We consent to the incorporation by reference in the registration statements (File Nos. 33-82696, 33-82688, 33-90258, 333-45191, 333-37502, 333-86886, 333-101145, 333-101147, 333-101148, 333-123684, 333-138064, 333-138063, 333-164297, and 333-168457) on Form S-8 of Planar Systems, Inc. of our report dated November 23, 2010, with respect to the consolidated balance sheets of Planar Systems, Inc. as of September 24, 2010 and September 25, 2009, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended September 24, 2010, which report appears in the September 24, 2010 annual report on Form 10-K of Planar Systems, Inc.

/s/ KPMG LLP

Portland, Oregon

November 23, 2010